Exhibit 10.12

Neff Holdings LLC
Management Equity Plan
Amended and Restated as of November 26, 2014
Neff Holdings LLC, a Delaware limited liability company (the “Company”), originally adopted the Neff Holdings LLC Management Equity Plan (as amended and restated herein and as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Plan”), effective as of October 1, 2010. The Plan is hereby amended and restated in its entirety, effective as of November 26, 2014, in connection with the contemplated IPO and Recapitalization and associated conversion of each outstanding Award with respect to Class B Units into an Award with respect to Common Units. As of the Effective Time, all outstanding Awards, as so converted, will be governed by this amendment and restatement of the Plan, and, notwithstanding anything to the contrary herein, no additional Awards will be granted under the Plan.

Section 1.
Purpose. The purposes of the Plan are to provide an incentive for management and other employees, prospective employees and members of the Board or the board of directors or managers of the subsidiaries of the Company and/or its subsidiaries by acquiring a proprietary interest in the success of the Company, to enhance the long-term performance of the Company and to remain in the service of the Company and/or its subsidiaries.

Section 2.
Definitions. Capitalized terms used in this Plan and not defined in this Plan shall have the meanings given thereto in the LLC Agreement. When used in this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth next to such terms:

(a)    “Award” shall mean an award under this Plan as described in Section 5 hereof.
(b)    “Award Agreement” shall mean a written agreement entered into between the Company and the Grantee in connection with an Award.
(c)    “Board” shall mean the board of managers of the Company.
(d)    “Cause” shall mean, with respect to any Grantee, that one or more of the following has occurred: (i) the Grantee is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates or subsidiaries); (ii) a failure of the Grantee to substantially perform his responsibilities and duties to the Company or any of its subsidiaries, after ten (10) days’ written notice given by the Company or its subsidiaries, which notice shall identify the failure in sufficient detail and grant the Grantee an opportunity to cure such failure within such ten (10) day period; (iii) the failure of the Grantee to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), any Subsidiary

Governing Body, or the Chief Executive Officer of the Company or any of its subsidiaries, which is not remedied within ten (10) days after the Grantee’s receipt of written notice from any of the foregoing specifying such failure; (iv) the Grantee engages in illegal conduct, any act of dishonesty, breach of fiduciary duty (if any) or other misconduct, in each case in this clause (iv), against the Company, or any of its affiliates or subsidiaries; (v) a material violation or willful breach by the Grantee of any of the policies or procedures of the Company, or any of its subsidiaries, including, without any limitation, any employee manual, handbook or code of conduct of the Company or any of its subsidiaries which, to the extent curable, is not remedied within ten (10) days after the Grantee’s receipt of written notice given by the Company or any of its subsidiaries identifying the conduct in sufficient detail and granting the Grantee an opportunity to cure such conduct within such ten (10) day period; (vi) the Grantee fails to meet any material obligation Grantee may have under any agreement entered into with the Company or any of its subsidiaries; including, but not limited to, the LLC Agreement and any agreement entered into in connection with the Grantee’s employment or engagement with the Company or any of its subsidiaries which, to the extent curable, is not remedied within ten (10) days after the Grantee’s receipt of written notice given by the Company or any of its subsidiaries identifying the conduct in sufficient detail and granting the Grantee an opportunity to cure such conduct within such ten (10) day period; (vii) the Grantee’s habitual abuse of narcotics or alcohol; or (viii) the Grantee’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Grantee may be subject, pursuant to an employment agreement or otherwise.
(e)    “Committee” shall mean the Committee hereinafter described in Section 3 hereof.
(f)    “Fair Market Value” shall mean, with respect to any Award (including, without limitation, any Common Units), the fair market value of such Award, as determined in the sole discretion of the Committee, subject to Section 10 hereof, as applicable.
(g)    “Grantee” shall mean a person who receives an Award.
(h)    “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Neff Holdings LLC, dated as of November 26, 2014, as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.
(i)    “Prior LLC Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 1, 2010.
(j)    “Sale Transaction” shall mean the bona fide sale, lease, Transfer, issuance or other disposition, in one transaction or a series of related transactions, of (x) all or substantially all of the consolidated assets of the Company and its Subsidiaries or (y) at least a majority of the then-issued and outstanding Common Units to (in either case) any Person or group of related Persons (other than a Member or an Affiliate of a Member or the Company or an Affiliate of the Company), whether directly or indirectly or by way of any merger, statutory share exchange, sale or issuance of equity, tender offer, consolidation or other business combination transaction or purchase of beneficial ownership, provided, however, that a Sale Transaction shall not include a dividend or other distribution of cash or other assets of the Company to the Members (or any of the Members) made with the proceeds of borrowed money, regardless of whether the borrowing incurred to finance such dividend or distribution was incurred prior to or after such dividend or distribution.
(k)    “Section 409A” shall mean Section 409A of the Code.

Section 3.	Administration.
(a)    The Plan shall be administered by the Board or, if the Board shall so determine, by a Committee consisting of one or more Board members, selected by the Board. Any member of the Committee may resign by giving written notice thereof to the Board, and any member of the Committee may be removed at any time, with or without cause, by the Board. Any vacancy on the Committee shall be filled by the Board. During any period in which the Plan is administered by the Board, all references in the Plan or in any Award Agreement to the Committee shall be deemed to refer to the Board.
(b)    The Committee shall have complete authority to interpret and administer this Plan and each Award Agreement, including, without limitation, the power (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreement, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law, (vii) to delegate such powers and authority to such person as it deems appropriate, and (viii) to waive any conditions under any Awards. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

Section 4.
Eligibility for Awards. Awards under the Plan shall be made to such members of the Board and any Subsidiary Governing Body (as defined in the Prior LLC Agreement), and employees and prospective employees of the Company and/or its subsidiaries, as the Committee selects in its sole discretion.

Section 5.	Awards Under the Plan.
(a)    Awards may be made under the Plan in the form of Common Units, phantom units or options, warrants or other securities that are convertible, exercisable or exchangeable for or into Common Units, as the Committee determines is in the interest of the Company.

(b)    Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions (such as vesting, and manner and method of conversion, exchange or exercise (to the extent applicable)) as the Committee in its discretion deems necessary or desirable, consistent with the terms of this Plan and the LLC Agreement. The duration of any Award that is convertible, exchangeable or exercisable for or into Common Units shall have a duration that is fixed by the Committee, in its sole discretion, but in no event shall such Award remain in effect for a period of more than ten (10) years from the date of grant.
(c)    Any Award for Common Units, or, in the event an Award is converted, exercised or exchanged for or into Common Units, such conversion, exercise or exchange, shall be conditioned on (i) the Grantee executing a Joinder Agreement and becoming a Member under and bound by the terms of the LLC Agreement and (ii) the Grantee’s compliance with all other terms and conditions set forth in the LLC Agreement to be admitted as a Member.

Section 6.	Vesting and Forfeiture. Except as otherwise provided in the applicable Award Agreement,
(a)    Any portion of any then outstanding Award that is not vested (after taking into account any accelerated vesting that may apply under the Award Agreement or Section 7 hereof) and/or, if applicable, exercisable or exercised, convertible or converted, exchangeable or exchanged, at the time of the Grantee’s termination of employment or service with the Company or any of its subsidiaries, for any reason, shall immediately be forfeited and terminate and the Grantee shall no longer have any rights or interests in such Award.
(b)    If (i) the Grantee’s employment or service with the Company or any of its subsidiaries is terminated for Cause, (ii) the Grantee’s employment or service with the Company (and/or any of its subsidiaries) is terminated by the Company (and/or any of its subsidiaries) or the Grantee for any reason and the Grantee committed an act constituting Cause prior to such termination (regardless of whether the Grantee’s employment or service was terminated for Cause) and which such act, to the extent a cure period was allowed for such act in the definition of Cause, was not cured within such period prior to such termination or (iii) the Grantee breaches any restrictive covenants, including non-competition, non-solicitation and confidentiality covenants, with the Company (and/or any of its subsidiaries), all of the Grantee’s then outstanding Awards, whether or not previously vested and/or, if applicable, exercisable or exercised, convertible or converted, or exchangeable or exchanged, shall immediately be forfeited and terminate and the Grantee shall no longer have any rights or interests in such Award or anything such Award was exercised, converted or exchanged for or into. For purposes of this Section 6(b), the term “Cause” shall include, with respect to any Grantee that has an employment agreement with the Company (and/or any of its subsidiaries), in addition to (and not in lieu of) the definition of “Cause” set forth in this Plan, the definition of “Cause” set forth in such employment agreement.

(c)    Without limiting the conditions of Section 6(b) hereof, prior to the consummation of a Qualified Public Offering (as defined in the Prior LLC Agreement), in the event the Grantee’s employment or service with the Company and/or any of its subsidiaries is terminated for any reason (whether by the Company, the Grantee or any such subsidiary) and the Grantee has outstanding and vested Awards at the time of such termination, the Company shall have the right, but not the obligation, to elect within ninety (90) days of the effective date of termination of the Grantee’s employment or service or such other time periods as are prescribed by the Committee and set forth in an Award Agreement or any repurchase agreement thereunder, to repurchase the Grantee’s then outstanding and vested Awards. Unless otherwise prescribed by the Committee and set forth in an Award Agreement, such Awards shall be repurchased by the Company at the Fair Market Value of the applicable Award, less, to the extent applicable, any amounts owed by the Grantee to the Company pursuant to any loans outstanding under Section 5.2 (or any successor provision) of the Prior LLC Agreement or any other amounts owed by the Grantee to the Company or any of its subsidiaries.

Section 7.	Sale Transaction.
(a)    Subject to Section 6 hereof and except as provided in an Award Agreement, upon the occurrence of a Sale Transaction which occurs while the Grantee is still employed by, or in service with, the Company or any of its subsidiaries, all of the Grantee’s unvested Awards shall immediately become vested and/or exercisable, convertible or exchangeable, as applicable.
(b)    In addition, in the event of a Sale Transaction, with respect to any Award that is convertible, exchangeable or exercisable for or into Common Units, the Committee shall, in its sole discretion, either (i) provide for the assumption of such Awards theretofore granted, or the substitution for such Awards of new awards of the successor company or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices, consistent with Section 11 hereof, (ii) provide written notice to any holder of such Award that the Award shall be terminated to the extent that it is not converted, exchanged or exercised prior to a date certain specified in such notice (which date shall be no sooner than the consummation of the Sale Transaction) or (iii) provide that the Grantee of any such Award, to the extent then vested, shall be entitled to receive from the Company an amount equal to the excess of (A) the Fair Market Value (determined on the basis of the amount received by Members of the Company in connection with such transaction and consistent with Section 409A of the Code) of the Common Units subject to the vested portion of the Award not theretofore converted, exchanged or exercised, over (B) the aggregate purchase price which would be payable for such Common Units upon the conversion, exchange or exercise of such Award. Any actions under this Section 7 shall, to the extent applicable, be in accordance with the regulations promulgated under Section 409A of the Code so as not to cause a modification or deemed new grant of the Award.

Section 8.
Section 83(b) of the Code. As a requirement for receiving an Award of, or to acquire, Common Units under the Plan, each Grantee shall, if, and only if, required by the Committee, agree to make a timely election pursuant to Section 83(b) of the Code to include in the Grantee’s gross income or alternative minimum taxable income, as the case may be, for the taxable year in which the Award is granted (or, if applicable, exercised, converted or exchanged), the amount of any compensation taxable to the Grantee in connection with the Grantee’s receipt of such Award. If the Committee requires the Grantee to make such an election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filings and notifications required pursuant to the regulations issued under Section 83(b) of the Code.

Section 9.	Restrictions on Transfer. Except as otherwise provided in an Award Agreement,
(a)    Notwithstanding anything in the LLC Agreement to the contrary, no Awards of Common Units may be Transferred until vested; provided, however, that the Grantee may Transfer such unvested Awards to any one or more of the Grantee’s Family Members (as defined in the Prior LLC Agreement) if the requirements set forth in the LLC Agreement relating to such Transfer are complied with and provided the Award remains subject to this Plan and any Award Agreement (including any repurchase rights in favor of the Company). As a condition to such Transfer, the Transferee shall execute and deliver to the Company (i) a Joinder Agreement, (ii) a written undertaking, in form and substance satisfactory to the Committee, that such Transferee shall Transfer any Awards (vested or unvested) back to the Grantee if such Transferee ceases to be a Family Member of such Grantee and (iii) a written agreement acknowledging that such Transferred Award is subject to vesting, may never become vested and is subject to the terms and conditions of the Plan, the Award Agreement and the LLC Agreement. Any proposed Transfer of vested Awards of Common Units shall be in accordance with the LLC Agreement and the Award Agreement.
(b)    Awards that are convertible, exercisable or exchangeable for or into Common Units may not be Transferred at any time prior to such conversion, exercise or exchange; provided, however, that the Grantee may Transfer any unvested Award to any one or more of the Grantee’s Family Members provided the Award remains subject to this Plan and any Award Agreement (including any repurchase rights in favor of the Company). As a condition to such Transfer, (i) the Transferee shall execute and deliver to the Company (A) a written undertaking, in form and substance satisfactory to the Committee, that such Transferee shall Transfer any Awards (vested or unvested) back to the Grantee if such Transferee ceases to be a Family Member of such Grantee and (B) a written agreement (1) acknowledging that such Transferred Award is subject to vesting, may never become vested, and is subject to the terms of the Plan, the Award Agreement and, upon conversion, exercise or exchange, the LLC Agreement and (2) agreeing to execute and deliver to the Company, upon the conversion, exercise or exchange of the Award, a Joinder Agreement and a written undertaking referred to above, and (ii) each such agreement referred to in clause (2) above shall be, in fact, executed and delivered to the Company upon the conversion, exercise or exchange of the Award.

Section 10.
Conformity to Section 409A of the Code. It is intended that all Awards under this Plan and any Award Agreement, either be exempt from or comply with Section 409A. All options or other similar Awards that are granted with an exercise price shall be granted with an exercise price, such that the Award would not constitute deferred compensation under Section 409A. Any ambiguity in this Plan and any Award Agreement shall be interpreted to comply with Section 409A. To the extent applicable, (i) each amount or benefit payable pursuant to this Plan and any Award Agreement shall be deemed a separate payment for purposes of Section 409A and (ii) in the event the stock of the Company is publicly traded on an established securities market or otherwise and the Grantee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Grantee’s termination of employment, any payments under this Plan or any Award Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of the Grantee’s death and the first day following the six (6) month anniversary of the Grantee’s date of termination of employment.

Section 11.
Adjustment. If, prior to the complete conversion, exchange or exercise of any Award that is convertible, exchangeable or exercisable for or into Common Units, the Units of the Company shall be split up, converted, exchanged, reclassified, or in any way substituted for or in the event of any extraordinary dividend or extraordinary distribution (of cash, Units, securities or other property), then the Award, to the extent it has not been converted, exchanged or exercised, shall be adjusted as the Committee deems appropriate to prevent the enlargement or dilution of rights of the Grantee, provided, however, that any such adjustment shall, to the extent applicable, be in accordance with the regulations promulgated under Section 409A so as not to cause a modification or deemed new grant of the Award. For avoidance of doubt, in no event shall any distributions for taxes or any regularly scheduled distribution or dividend paid pursuant to a distribution or dividend policy established by the Board constitute extraordinary dividends or extraordinary distributions.

Section 12.
Amendment Suspension or Termination of the Plan. The Board may from time to time suspend, discontinue, terminate, revise or amend (i) the Plan in any respect whatsoever and (ii) any Award Agreement, to the extent provided in such Award Agreement; provided, however, that in no event shall any such action adversely affect the rights of any Grantee in any material respect (without regard to any effect resulting from the individual circumstances of such Grantee) with respect to any previously granted Award without such Grantee’s consent, except to the extent such action is required by, or is necessary to comply with, law.

Section 13.	General Provisions.
(a)    No Right to Employment. Nothing contained in this Plan, any Award Agreement or the LLC Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company, its subsidiaries or its affiliates, or affect any rights which the Company, its subsidiaries or its affiliates may have to terminate such employment or association for any reason at any time.
(b)    Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among, other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the person to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.
(c)    Freedom of Action. Nothing contained in the Plan or any Award Agreement shall be construed to prevent the Company, its subsidiaries, its affiliates or any of the holders of Common Units from taking any corporate action, including, but not limited to, any recapitalization, reorganization, merger, consolidation, dissolution or sale, which is deemed by the Company, its subsidiaries, its affiliates or any of the holders of Common Units to be appropriate or in its or their best interest, whether or not such action would have an adverse effect on the Plan or any Awards thereunder.
(d)    Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(e)    Governing Law. This Plan, any Award Agreement hereunder and any conflicts arising, hereunder or related hereto shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles, to the fullest extent permitted by law, of conflicts of laws.
(f)    Severability; Entire Agreement. In the event any provision of this Plan or any Award Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan and such illegal, invalid or unenforceable provision shall be deemed modified as if the illegal, invalid or unenforceable provisions had not been included. The Plan, any Award Agreement and the LLC Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.
(g)    Survival of Terms; Conflicts. The provisions of this Plan shall survive the termination of this Plan to the extent consistent with, or necessary to carry out, the purposes thereof. To the extent of any conflict between the Plan, any Award Agreement and the LLC Agreement, the LLC Agreement shall control; provided, however, that the Plan may impose greater restrictions or grant lesser rights than the LLC Agreement; and provided, further, that any Award Agreement may impose greater restrictions or grant lesser rights than either the LLC Agreement or the Plan. Subject to the second proviso in the immediately preceding sentence, in the event of any conflict between the Plan and any Award Agreement, the Plan shall control.
(h)    No Third Party Beneficiaries. Except as expressly provided therein, none of the Plan, any Award Agreement or the LLC Agreement shall confer on any person other than the Company and the Grantee any rights or remedies thereunder.
(i)    Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its subsidiaries and their successors and assigns.
(j)    Notices. All notices, requests, waivers and other communications under the Plan or any Award Agreement shall be in writing and shall be deemed to be effectively given, sent, provided, delivered or received (i) when personally delivered to the party to be notified, (ii) when sent by confirmed facsimile or by electronic mail (“e-mail”) to the party to be notified, (iii) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified or (iv) one (1) Business Pay after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case sent or addressed to the Company at its principal office and to the Grantee at the Grantee’s mailing address, facsimile number or e-mail address as carried in the record books of the Company or at such other mailing address, facsimile number or e-mail address as the Grantee may from time to time designate in writing to the Company. The Grantee may change his or her mailing address, facsimile number or e-mail address for purposes of notice hereunder by giving notice of such change to the Company as provided herein.